Exhibit 99.1
Contact:
Jim Goff, InterMune, Inc., 415-466-2228, jgoff@intermune.com
INTERMUNE BUYS OUT LICENSE AGREEMENT FOR PIRFENIDONE
— Eliminates all future milestone payments and royalties related to prior agreement —
— Acquires core patents for pirfenidone —
BRISBANE, Calif., November 26, 2007 — InterMune, Inc. (Nasdaq: ITMN) today announced that it has entered into agreements with Marnac, Inc. and with co-licensor KDL GmbH that will eliminate all of InterMune’s future royalty and milestone payment obligations for pirfenidone related to the prior license agreement the parties had entered into in March 2002. InterMune will purchase the pirfenidone patents rights that it had already licensed from Marnac and KDL, as well as certain other pirfenidone-related assets. In addition, InterMune will also acquire exclusive worldwide rights to certain additional intellectual property for pirfenidone that was not licensed under the previous licensing agreement, including patents relating to the TNF-alpha activities of the compound.
Dan Welch, President and Chief Executive Officer of InterMune, said, “Today’s announcement underscores our commitment to and enthusiasm for pirfenidone. If our Phase 3 CAPACITY program of pirfenidone in idiopathic pulmonary fibrosis is successful and we register the compound for commercialization, we will enjoy the economic benefit of avoiding $14.5 million in milestone payments and the 9% royalty on net sales, otherwise due under the license agreement. The acquisition of this intellectual property is an important step in strengthening our IP portfolio for pirfenidone and supplements our recent patent applications to claim discoveries from our pirfenidone research and development program.”
Under terms of the acquisition agreements, InterMune has made total upfront payments of $13.5 million. Contingent acquisition payments of up to an additional $53.5 million would be made by InterMune only if positive Phase 3 data and registration in the United States and European Union are achieved. The upfront payments will be partially offset by a $7.5 million milestone recorded in the third quarter of 2007, which has now been applied towards the acquisition. The agreements announced today do not affect the rights to pirfenidone in Japan, Korea and Taiwan, which rights are licensed by Marnac and its co-licensor to Shionogi & Co. Ltd of Japan.
About Pirfenidone
Prior in vitro and animal evidence have shown that pirfenidone inhibits collagen synthesis, down-regulates profibrotic cytokines, inhibits TNF-alpha synthesis and decreases fibroblast proliferation. Data presented from one Phase 3 study and four Phase 2 clinical trials in more than 400 patients suggest that pirfenidone may positively affect lung function and disease progression in patients with IPF. In these clinical studies, pirfenidone was generally well tolerated with the most frequent side effects reported being photosensitivity rash and gastrointestinal symptoms. Both the U.S. Food and Drug Administration (FDA) and European Medicines Evaluation Agency (EMEA) have granted pirfenidone orphan drug designation for the treatment of IPF.
About IPF
IPF is characterized by inflammation and scarring (fibrosis) in the lungs, hindering the ability to process oxygen and causing shortness of breath (dyspnea) and cough. IPF is a progressive disease, meaning that over time, lung scarring and symptoms increase in severity. The median survival time from diagnosis is two to five years, with a five-year survival rate of approximately 20%. Patients diagnosed with IPF are usually between the ages of 40 and 70, and the disease tends to affect men more than women. It is estimated that there are more than 200,000 IPF patients in the United States and E.U.
About InterMune
InterMune is a biotechnology company focused on the research, development and commercialization of innovative therapies in pulmonology and hepatology. InterMune has a pipeline portfolio addressing idiopathic pulmonary fibrosis (IPF) and hepatitis C virus (HCV) infections. The pulmonology portfolio includes the Phase 3 program, CAPACITY, which is evaluating pirfenidone as a possible therapeutic candidate for the treatment of patients with IPF and a research program focused on small molecules for pulmonary disease. The hepatology portfolio includes the HCV protease inhibitor compound ITMN-191 (referred to as R7227 within the Roche research and development programs) in Phase 1b, a second-generation HCV protease inhibitor research program, and a research program evaluating a new target in hepatology. For additional information about InterMune and its R&D pipeline, please visit www.intermune.com.
Forward-Looking Statements
This news release contains forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934, as amended, that reflect InterMune’s judgment and involve risks and uncertainties as of the date of this release, including without limitation the statements related to anticipated future financial results and product development. All forward-looking statements and other information included in this press release are based on information available to InterMune as of the date hereof, and InterMune assumes no obligation to update any such forward-looking statements or information. InterMune’s actual results could differ materially from those described in InterMune’s forward-looking statements.
Factors that could cause or contribute to such differences include, but are not limited to, those discussed in detail under the heading “Risk Factors” in InterMune’s most recent annual report on Form 10-K filed with the SEC on March 30, 2007 (the “Form 10-K”) and other periodic reports filed with the SEC, including the following: (i) risks related to whether InterMune is able to obtain, maintain and enforce patents and other intellectual property; (ii) risks related to significant regulatory, supply and competitive barriers to entry; (iii) risks related to the uncertain, lengthy and expensive clinical development and regulatory process, including having no unexpected safety, toxicology, clinical or other issues; (iv) risks related to achieving positive clinical trial results; (v) risks related to timely patient enrollment and retention in clinical trials; (vi) the results of the InterMune CAPACITY trials of pirfenidone may differ materially from those of the Shionogi & Co., Ltd. Phase 3 trial of pirfenidone; and (vii) the results as reported by Shionogi concerning their Phase 3 trial may differ from those published or presented in a peer-reviewed forum. The risks and other factors discussed above should be considered only in connection with the fully discussed risks and other factors discussed in detail in the Form 10-K and InterMune’s other periodic reports filed with the SEC, all of which are available via InterMune’s web site at www.intermune.com.
Each trademark, trade name or service mark appearing in this news release belongs to its holder.
# # #